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                                                   [BI INCORPORATED LETTERHEAD]

September 19, 2000

To the Shareholders of BI Incorporated:

   Accompanying this letter is an amendment to the Solicitation/Recommendation Statement on Schedule 14D-9 as filed by BI Incorporated (the "Company") with the Securities and Exchange Commission. The Company and certain management shareholders have also elected to provide additional disclosure on Schedule 13E-3, and the amendment to the Schedule 14D-9 reflects a part of this additional disclosure.

   The tender offer (the "Offer") for all of the outstanding common stock of the Company at $8.25 per share by KBII Acquisition Company, Inc. (the "Offeror") has been extended so that it is now scheduled to expire at 12:00 Midnight, New York City time, on October 3, 2000, unless further extended.

   Following the successful completion of the Offer and upon approval by a shareholder vote, if required, the Offeror will be merged with and into the Company and all shares of common stock of the Company not purchased in the Offer will be converted into the right to receive, without interest, an amount in cash equal to the amount paid pursuant to the Offer.

   Also enclosed with this letter is a copy of the Supplement to the Offer to Purchase and related materials of the Offeror.

WE URGE YOU TO READ EACH OF THE ENCLOSED MATERIALS CAREFULLY.

   The management and directors of the Company thank you for the support you have given the Company.

                                         Sincerely,

                                         /s/ Jeremy N. Kendall
                                         -------------------------------------
                                         Jeremy N. Kendall,
                                         Chairman of the Board of Directors of
                                         BI Incorporated

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE DOCUMENT ATTACHED HERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.